EXHIBIT 10.21

EXHIBIT A

RELEASE AGREEMENT

This Release Agreement (“Release”) was given to me, HARVEY FERGUSON (“Employee”), this 2nd day of January, 2004 by PLACER SIERRA BANK, a California banking corporation (“Bank”). At such time as this Release becomes effective and enforceable (i.e., the revocation period set forth below has expired), and assuming such Employee is otherwise eligible for payments under the terms of that certain Employment Agreement and Agreement for Severance Pay between Employee and Bank entered into as of September 1, 2003 (the “Agreement”), Bank agrees to pay Employee, pursuant to the terms of the Agreement, a single sum severance payment in the amount of $275,000, plus Employee’s incentive bonus for the 2003 calendar year (which incentive bonus shall be pro-rated if the Agreement is terminated by Employee prior to the expiration of the Employment Term pursuant to Section 6(a) of the Agreement) (less payroll taxes and withholding required by any federal, state or local law, any additional withholding to which Employee has agreed, and any outstanding obligations owed by the Employee to Bank), provided that the Bank shall be obligated to pay Employee’s incentive bonus under the Bank’s 2003 Executive Incentive Compensation Plan at the same time as it makes payment of any other incentive bonuses paid to other officers of the Bank under such plan and shall not be obligated to make such payment to Employee at any earlier time.

Employee is also entitled to receive (i) those benefits, if any, that have vested by operation of state or federal law or under any written term of a plan (“Vested Benefits”), and (ii) health care coverage continuation rights under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

In consideration of the receipt of the promise to pay such amount, Employee hereby agrees, for himself, his heirs, executors, administrators, successors and assigns (hereinafter referred to as the “Releasors”), to fully release and discharge Bank and each of its parent companies, stockholders, subsidiaries, divisions and affiliates, and each of their respective officers, partners, directors, members, managers, employees and agents, and each of their respective predecessors, successors, heirs and assigns (hereinafter referred to as the “Releasees”) from any and all claims, suits, causes of action, debts, obligations, costs, losses, liabilities, damages and demands under any federal, state or local law or laws, or contract, tort or common law, whether or not known, suspected or claimed, which the Releasors have, or hereafter may have, against the Releasees arising out of or in any way related to Employee’s employment (or other contractual relationship) with Bank and/or the termination of that relationship. The claims released herein include claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Employee Retirement Income Security Act, the Americans with Disabilities Act, the U.S. Pregnancy Discrimination Act, the U.S. Family and Medical Leave Act, the U.S. Fair Labor Standards Act, the U.S. Equal Pay Act, The Workers Adjustment and Notification Act, the California Fair Employment and Housing Act, and the California Labor Code. Provided, however, that this Agreement does not waive rights or claims under the Age Discrimination in Employment Act that may arise after the date this Release is executed.

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It is understood and agreed that this Release extends to all such claims and/or potential claims, and that Employee, on behalf of the Releasors, hereby expressly waives all rights with respect to all such claims under California Civil Code section 1542, which provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

The monies to be paid to the Employee in this Release are in addition to any sums to which he would be entitled without signing this Release.

Employee acknowledges that he has read and does understand the provisions of this Release. Employee acknowledges that he affixes his signature hereto voluntarily and without coercion, and that no promise or inducement has been made other than those set out in this Release and that he executes this Release without reliance on any representation by any Releasee.

Employee understands that this Release involves the relinquishment of his legal rights, and that he has the right to, and has been given the opportunity to, consult with an attorney of his choice. Employee acknowledges that he has been (and hereby is) advised by Bank that he should consult with an attorney prior to executing this Release.

This document does not constitute, and shall not be admissible as evidence of, an admission by any Releasee as to any fact or matter.

In case any part of this Release is later deemed to be invalid, illegal or otherwise unenforceable, Employee agrees that the legality and enforceability of the remaining provisions of this Release will not be affected in any way.

Employee acknowledges that he has been given a period of twenty-one (21) days from receipt of this Release within which to consider this Release and decide whether or not to execute this Release. If Employee executes this Release at any time prior to the end of the 21 day period, such early execution was a knowing and voluntary waiver of Employee’s right to consider this Release for at least 21 days, and was due to his belief that he had ample time in which to consider this Release.

Employee may, within seven (7) days of his execution and delivery of this Release, revoke this Release by a written document received by Bank on or before the end of the seven (7) day period. The Release will not be effective until said revocation period has expired. No payments will be made hereunder if the Employee revokes this Release.

Dated: January 2nd 2004	/s/ HARVEY FERGUSON

HARVEY FERGUSON

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